TECHNOLOGY LICENSE AGREEMENT

This Technology License Agreement (“Agreement”), is entered into and made effective as of March 18th, 2015 (“Effective Date”), by and between:

Ford Cheer International Limited, a company organized and existing under the laws of Hong Kong (“Licensor”); and

Apollo Acquisition Corporation, a company organized under the laws of the Cayman Islands (“Licensee”).

WHEREAS, Licensor is the sole owner or has a licensable interest in all right, title, and interest in and to certain inventions, technology, know-how, and patents and patent applications and other intellectual property rights regarding the production of materials for use in lithium batteries (collectively referred to herein as “Licensed Technology”), as more particularly described Exhibit A to this Agreement; and

WHEREAS, Licensee is desirous of acquiring from Licensor the rights to practice and utilize the aforesaid Licensed Technology; and

WHEREAS, Licensor is willing to grant such rights upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration for the mutual covenants and promises contained in this Agreement, the parties agree as follows:

1.

GRANTS.

Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive right and license, including the right to sublicense others, the Licensed Technology to make, use, and commercialize Licensed Technology throughout the geographic markets identified in Exhibit B to this Agreement.  The license granted herein is irrevocable, and is exclusive even as to Licensor.

Upon receipt of request from Licensee, Licensor agrees to promptly provide to Licensee, in writing, any and all technical information relating to the Licensed Technology needed by Licensee to manufacture lithium titanateanode material (“Licensed Products”), and also will make available to Licensee any of its employees in the possession of such technical information relating to Licensed Technology.

Licensor shall also make available for use, at Licensee’s expense, all molds, tooling, equipment, and other production items required for the utilization of the Licensed Technology.

Licensor agrees that any improvements of the Licensed Technology developed by Licensee shall be the sole property of Licensee, and Licensee shall have the right to apply for, obtain, enforce, and defend any and all intellectual property protection for the improvements in its own name, at its own expense and in its sole discretion.

2.

LICENSE ISSUE FEE AND ROYALTY.

2.1

As consideration for the license granted hereby, Licensee shall pay Licensor a one-time license issue fee of US$20,000,000.00 within thirty (30) days of the Effective Date.

3.

WARRANNTIES.

3.1

Licensor warrants and represents that:

(a)

it is the sole and exclusive owner of or otherwise has the rights to the Licensed Technology which are the subject of this Agreement;

(b)

it has the right, power and authority to grant the licenses conveyed to the Licensee in this Agreement;

(c)

to its knowledge no claim has been made contesting the validity of any of the patent or other intellectual property rights contained in the Licensed Technology, that such rights are not the subject of any encumbrance, lien or claim of ownership by any third party;

(d)

to its knowledge, the rights granted by the Licensor to the Licensee under the terms and conditions of this Agreement do not violate or conflict with the rights of any third party; and

(e)

it has made full and complete disclosure of all information required under this Agreement to be provided to the Licensee.

3.2

Licensor shall make available to the Licensee all information and know-how either useful or necessary for the licensee to manufacture the Licensed Products.

4.

INDEMNIFICATION.

Licensor hereby agrees indemnify and hold Licensee harmless against any loss, damage, or claim, including reasonable attorney fees, arising from or relating to any breach of the warranties contained in Section 4 of this Agreement or as a result of the manufacture, use, or sale of the Licensed Products.  Licensor reserves the right to control the defense of any resulting suit or claim, including without limitation the right to choose counsel and to settle and dispose of the suit or claim as it deems appropriate in its sole discretion.

5.

TERM AND TERMINATION.

5.1

Term.

This Agreement shall commence and be effective upon the execution hereof by the parties, and shall continue thereafter for a term of twenty (20) years.  Section 3.1 of this Agreement, regarding warranties, shall survive any termination of this Agreement.

5.2

Option at Default.

Either party, at its option, may give notice of the termination of this Agreement if the other party defaults in the performance of any material obligation, and if the default has not been remedied within ninety (90) days after written notice to the defaulting party describing the default.

6.

GOVERNING LAW.

This Agreement shall be governed and interpreted in accordance with the laws of the State of California, except to the extent that California conflict of laws rules would require the application of the law of another state or country.

7.

EXPORT RESTRICTIONS.

Any know-how, technology or documents to be transferred hereunder shall not be exported by Licensor or Licensee except in compliance with applicable United States governmental regulations.

8.

GENERAL TERMS AND CONDITIONS.

8.1

Relationship of the Parties.

This Agreement does not constitute a partnership agreement, nor does it create a joint venture or agency relationship between the parties.  Neither party shall hold itself out contrary to the terms of this section.  Neither party shall be liable to any third party for the representations, acts or omissions of the other party.

8.2

Waiver and Amendment.

No waiver, amendment or modification of this Agreement shall be effective unless it is in writing and signed by the party against whom the waiver, amendment or modification is sought to be enforced.  No failure or delay by either party in exercising any right, power or remedy under this Agreement shall operate as a waiver of the right, power or remedy.  No waiver of any term, condition or default of this Agreement shall be construed as a waiver of any other term, condition or default.

8.3

Headings.

The section and paragraph headings of this Agreement are intended as a convenience only, and shall not affect the interpretation of its provisions.

8.4

Singular and Plural Terms.

Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

8.5

Severability.

If any provision of this Agreement is finally held by a court of competent jurisdiction to be unlawful, the remaining provisions of this Agreement shall remain in full force and effect, unless as a result of such unlawful provision there is a material failure of consideration as to a party and such party is unwilling to waive such failure.

8.6

Entire Agreement.

This Agreement constitutes the complete and final agreement and understanding between the parties, and supersedes and replaces all prior negotiations and agreements between the parties concerning its subject matter.  The interpretation of this Agreement may not be explained or supplemented by any course of dealing or performance, or by usage of trade.

8.7

Confidentiality.

All aspects of this Agreement shall remain confidential between Licensee and Licensor except for any governmental required disclosures.

IN WITNESS WHEREOF, this Agreement is made in duplicate and each party has caused its name to be hereunto subscribed, by its duly authorized officer as of the date indicated above.

Licensor:		Licensee:
Ford Cheer International Limited		Apollo Acquisition Corporation

Date:	March 18th, 2015	Date:	March 18th, 2015

By:	/s/ Boping Ding	By:	/s/ Jianguo Xu

Print Name:	Boping Ding	Print Name:	Jianguo Xu

Title:	Director	Title:	Chief Executive Officer

EXHIBIT A

LICENSED TECHNOLOGY

ABSTRACT

The invention provides a kind of lithium titanateanode material and its preparation method. The method includes the following steps: dispersing nanocarbon materials in a certain of solvent and making nanocarbon slurry; adding lithium and titanium compounds into the slurry according to the mole ratio of lithium and titanium at 3.5-4.5:5, respectively, and mixing them, forming the precursor dispersion; the precursor dispersion is sprayed to form granulation, and get the precursor powders; then, the precursor powders are treated at 800-900 oC for 1-10 hours, producing lithiumtitanate composite anode materials. The preparedlithium titanate/nanocarbon composite materials in this invention can enhance the loading of active materials, increasing the energy density of the electrodes.

EXHIBIT B

LICENSED TERRITORY

1.

Worldwide.